                                                                  EXHIBIT 10.21








                                AN APPRAISAL OF
                      HEALTHSOUTH PROFESSIONAL BUILDING #2
                              BIRMINGHAM, ALABAMA

(LOGO)    VALUATION COUNSELORS GROUP, INC.

          340 Interstate North Parkway
          Atlanta, Georgia 30339
          (404) 955-0088
          FAX 955-0466



                                                            March 2, 1994


HealthSouth Corporation
Two Perimeter Park South
Birmingham, Alabama  35243

Attention:  Ms. Stacy Pulliam

Gentlemen:

In accordance with your request, we are pleased to submit this appraisal report covering the market value of the professional office building identified as follows:

                     HEALTHSOUTH PROFESSIONAL BUILDING #2
                            1201 11TH AVENUE SOUTH
                              BIRMINGHAM, ALABAMA

The purpose of this valuation is to estimate the market value of the subject property's leased fee estate as of February 2, 1994, subject to a master lease from HealthSouth Corporation. The report is to be used for asset valuation purposes. HealthSouth Corporation is selling many of its professional office buildings for the purpose of establishing a real estate investment trust
(REIT). This valuation assumes that the prospective REIT is the owner of the property, with HealthSouth Corporation guaranteeing annual net rental income of $13.00 per leasable square foot.

This appraisal investigation includes visits to the facility, discussions with the current owners and management of the property, a review of available financial data, discussions with local brokers and government offices, and research and analysis of the market.

"Market value" is defined as:

         "The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

         o       Buyer and seller are typically motivated;

HealthSouth Corporation
March 2, 1994
Page Two



         o Both parties are well informed or well advised, and acting in what they consider their own best interests;

         o       A reasonable time is allowed for exposure in the open market;

         o Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

         o The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale."

         [The Appraisal of Real Estate, p. 21, 10th Ed., published by The Appraisal Institute.]


The subject property is a three-story professional office building containing 109,682 gross square feet and 81,800 leasable square feet. The building is a Class B+ facility, with a steel frame and poured-in-place concrete structure and dryvit and brick veneer exterior walls. It was constructed in 1990 to 1991. Floor 1 and Floor 2 of the building are currently occupied by HealthSouth Rehabilitation and Alabama Sports Medicine, respectively. A lease is reportedly pending for an ophthalmology practice named Morris/Witherspoon to occupy the entire third floor of the building. Since HealthSouth is providing a long-term master lease for the entire building, this report assumes that the estimated $1,000,000 "to-be-completed" tenant finish work for the third floor has been completed prior to execution of the sale/lease agreement.

In arriving at the opinion expressed in this report, it is assumed that the title to the property is free and clear and held under responsible ownership. The information furnished us by others is believed to be reliable, but no responsibility for its accuracy is assumed. The value reported herein is based upon the integrity of the information provided.

Based upon the procedures, assumptions and conditions outlined in this report, we estimate the market value of the leased fee interest in the HealthSouth Professional Building #2, as of February 2, 1994, to be:

                                 $11,900,000
                                 ===========

HealthSouth Corporation
March 2, 1994
Page Three



This value estimate includes real property only, and excludes the value of any furniture or equipment located within the property.

We have no responsibility to update our report for events and circumstances occurring after the date of this report. Neither the whole, nor any part of this appraisal or any reference thereto may be included in any document, statement, appraisal or circular without Valuation Counselors Group, Inc.'s prior written approval of the form and context in which it appears.

This appraisal report consists of the following:

         o       This letter outlining the services performed;

         o       Certifications of the appraisers;

         o       A Statement of Facts and Limiting Conditions;

         o       A Summary of Salient Facts and Conclusions;

         o       A Narrative section detailing the appraisal of the property;
                 and

         o       An Exhibit section containing supplementary data.

A copy of this report and the working papers from which it was prepared will be kept in our files for eight years.

                                                Respectfully submitted,

                                                VALUATION COUNSELORS GROUP, INC.


                                                /s/ Patrick J. Simers
                                                ---------------------
                                                Patrick J. Simers
                                                Managing Director

PJS:jef
094-1578

                            APPRAISER CERTIFICATION


We, the undersigned, do hereby certify that to the best of our knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions and are our personal, unbiased professional analyses, opinions, and conclusions.

         We have no present or prospective interest in the property that is the subject of this report, and have no personal interest or bias with respect to the parties involved.

         Our compensation is not contingent on an action or event resulting from the analyses, opinions, or conclusions in or the use of this report.

         Our analyses, opinions, and conclusions were developed, and this report has been prepared in conformity with the requirements of the Code of Professional Ethics, the Appraisal Institute, American Society of Appraisers, and the Uniform Standards of Professional Appraisal Practice.

         The use of this report is subject to the requirements of the Appraisal Institute and American Society of Appraisers relating to review by its duly authorized representatives.

         Michael P. Bates, the principle appraiser, made a personal inspection of the property that is the subject of this report. Patrick J. Simers has not made a personal inspection of the property.

This assignment was made subject to regulations of the State of Alabama Real Estate Appraisers Board. The undersigned state certified appraiser has met the requirements of the board that allow this report to be regarded as a "certified appraisal".



/s/ Patrick J. Simers                        /s/ Michael P. Bates
- -----------------------------------          -----------------------------------
Patrick J. Simers                            Michael P. Bates, MAI
Managing Director                            Georgia Certified Appraiser # 0685
Alabama Certified General Real Estate        MAI No. 10277
Appraiser No. CG00375

                                State of Alabama                                     [SEAL]

                            This is to certify that                             /s/ Lanett Davis

                                                                                /s/ W. Phil Fowler
                               PATRICK J. SIMERS
                                                                                /s/ F. L. Clark
              having given satisfactory evidence of the necessary
                                                                                /s/ Stu Graham
          qualifications required by the laws of the State of Alabama
                                                                                /s/ James ___ Perry, Jr.
               is authorized to transact business in Alabama as a
                                                                                /s/ George C. Washington

                    CERTIFIED GENERAL REAL ESTATE APPRAISER                     /s/ Edward Forand

                                                                                /s/ Robert E. Nesbin
                with all the rights, privileges and obligations
                                                                                /s/ William R. Sizemore
                              appurtenant thereto.
                                                                                 ALABAMA REAL ESTATE
                                                                                  APPRAISERS BOARD
          Certificate Number: CG00375  Expiration Date: SEPT. 30, 1995


                   STATEMENT OF FACTS AND LIMITING CONDITIONS


Valuation Counselors Group, Inc. strives to clearly and accurately disclose the assumptions and limiting conditions that directly affect an appraisal analysis, opinion, or conclusion. To assist the reader in interpreting this report, such assumptions are set forth as follows:

Appraisals are performed, and written reports are prepared by, or under the supervision of, members of the Appraisal Institute in accordance with the Institute's Standard of Professional Practice and Code of Professional Ethics.

Appraisal assignments are accepted with the understanding that there is no obligation to furnish services after completion of the original assignment. If the need for subsequent services related to an appraisal assignment (e.g., testimony, updates, conferences, reprint or copy services) is contemplated, special arrangements acceptable to Valuation Counselors Group, Inc. must be made in advance. Valuation Counselors Group, Inc. reserves the right to make adjustments to the analysis, opinions and conclusions set forth in the report as we may deem necessary by consideration of additional or more reliable data that may become available.

No opinion is rendered as to legal fee or property title, which are assumed to be good and marketable. Prevailing leases, liens and other encumbrances, including internal and external environmental conditions and structural defects, if any, have been disregarded, unless otherwise specifically stated in the report. Sketches, maps, photographs, or other graphic aids included in appraisal reports are intended to assist the reader in ready identification and visualization of the property and are not intended for technical purposes.

It is assumed that: no opinion is intended in matters that require legal, engineering, or other professional advice which has been or will be obtained from professional sources; the appraisal report will not be used for guidance in legal or professional matters exclusive of the appraisal and valuation discipline; there are no concealed or dubious conditions of the subsoil or subsurface waters including water table and floodplain, unless otherwise noted; there are no regulations of any government entity to control or restrict the use of the property unless specifically referred to in the report; and the property will not operate in violation of any applicable government regulations, codes, ordinances or statutes.

In the absence of competent technical advice to the contrary, it is assumed that the property being appraised is not adversely affected by concealed or unapparent hazards, such as, but not limited to, asbestos, hazardous or contaminated substances, toxic waste or radioactivity. The appraiser is not qualified to detect such substances.

                   STATEMENT OF FACTS AND LIMITING CONDITIONS


No engineering survey has been made by the appraiser. Except as specifically stated, data relative to size and area were taken from sources considered reliable, and no encroachment of real property improvements is considered to exist.

Information furnished by others is presumed to be reliable, and where so specified in the report, has been verified; however, no responsibility, whether legal or otherwise, is assumed for its accuracy, and cannot be guaranteed as being certain. All facts and data set forth in the report are true and accurate to the best of Valuation Counselors Group, Inc.'s knowledge and belief. No single item of information was completely relied upon to the exclusion of other information.

It should be specifically noted by any prospective mortgagee that the appraisal assumes that the property will be competently managed, leased, and maintained by financially sound owners over the expected period of ownership. This appraisal engagement does not entail an evaluation of management's or owner's effectiveness, nor are we responsible for future marketing efforts and other management or ownership actions upon which actual results will depend.

No effort has been made to determine the impact of possible energy shortages or the effect on this project of future federal, state or local legislation, including any environmental or ecological matters or interpretations thereof.

The date of the appraisal to which the value estimate conclusions apply is set forth in the letter of transmittal and within the body of the report. The value is based on the purchasing power of the United States dollar as of that date.

Neither the report nor any portions thereof, especially any conclusions as to value, the identity of the appraiser, or Valuation Counselors Group, Inc., shall be disseminated to the public through public relations media, news media, sales media or any other public means of communications without the prior written consent and approval of Valuation Counselors Group, Inc.

Unless otherwise noted, Valuation Counselors Group, Inc. assumes that there will be no changes in tax regulations.

No significant change is assumed in the supply and demand patterns indicated in the report. The appraisal assumes market conditions observed as of the current date of our market research stated in the letter of transmittal. These market conditions are believed to be correct; however, the appraisers assume no liability should market conditions materially change because of unusual or unforeseen circumstances.

                   STATEMENT OF FACTS AND LIMITING CONDITIONS


The report and the final estimate of value and the prospective financial analyses included therein are intended solely for the information of the person or persons to whom they are addressed, solely for the purposes stated and should not be relied upon for any other purpose. Any allocation of total price between land and the improvements as shown is invalidated if used separately or in conjunction with any other report.

This report assumes that the property is in compliance with the various requirements of the Americans with Disabilities Act (ADA) or that the cost of compliance is minimal. As appraisers, we are not qualified to determine compliance with ADA, and this report does not consider any effects of the ADA on the value of the property.

A copy of this report and the working papers from which it was prepared will be kept in our files for eight years.

                    SUMMARY OF SALIENT FACTS AND CONCLUSIONS



GENERAL DATA

Effective Date of Value:                   February 2, 1994

Date of Report:                            February 15, 1994

Property Identification:                   HealthSouth Professional Building #2

Property Location:                         1201 11th Avenue South
                                           Birmingham, Alabama

Interest Appraised:                        Leased Fee Estate

Gross Building Area:                       109,682 square feet

Net Leasable Area:                         81,800 square feet

Subject Land Size (Allocated):             108,900 square feet, or 2.5 acres

Improvements Description:                  Three-story, steel frame and
                                           concrete structure, Class B+
                                           professional office building
                                           constructed in 1990 to 1991.

Physical Occupancy Percentage:             67%


CONCLUSIONS

Cost Approach:                             $13,980,000

Sales Comparison Approach:                 $11,045,000

Income Approach:                           $11,900,000

Final Value Estimate:                      $11,900,000
                                           ===========

                               TABLE OF CONTENTS



                                                                          Page
                                                                          ----
Transmittal Letter
Appraiser Certifications
Statement of Facts and Limiting Conditions
Summary of Salient Facts and Conclusions

INTRODUCTION                                                                 1
  Property Identification                                                    1
  Purpose and Effective Date of the Appraisal                                1
  Function of the Appraisal                                                  1
  Scope of the Appraisal                                                     1
  Property Rights Appraised                                                  2
  Definition of Value                                                        2
  History of the Property                                                    3
  History and Nature of the Business Environment                             4
  Reasonable Exposure Time                                                   6


DESCRIPTIVE DATA                                                             7
  Market Data - Metropolitan Birmingham                                      7
  Neighborhood Analysis                                                     11
  Zoning                                                                    12
  Real Estate Taxes and Assessments                                         13
  Site Analysis                                                             13
  Building and Site Improvements                                            16

HIGHEST AND BEST USE                                                        19

VALUATION SECTION                                                           23
  Valuation Methodology                                                     23
  Cost Approach                                                             24
  Sales Comparison Approach                                                 37
  Income Approach                                                           49

CORRELATION AND CONCLUSION                                                  51

                               TABLE OF CONTENTS



EXHIBIT SECTION

Exhibit A    -    Professional Qualifications
Exhibit B    -    Metropolitan Area Map
Exhibit C    -    Neighborhood Map
Exhibit D1   -    Site Plan
Exhibit D2   -    Plat Map
Exhibit E    -    Land Sale Location Map
Exhibit F    -    Building Floor Plans
Exhibit G    -    Building Description
Exhibit H    -    Land Improvements Description
Exhibit I    -    Rent Comparable Location Map
Exhibit J    -    Rent Comparables Summary
Exhibit K    -    Subject Photographs

                                  INTRODUCTION


PROPERTY IDENTIFICATION

The subject of this appraisal is known as, HealthSouth Professional Building #2, and is located at 1201 11th Avenue South in Birmingham, Alabama. The subject is a three-story building that is situated on the east side of, and is contiguous to, the new five-story HealthSouth Hospital. The subject professional building shares an atrium, mechanical systems and parking with the hospital. The entire hospital and professional building property is identified by Jefferson County as tax parcel number 29-1-3-9-1.0.


PURPOSE AND EFFECTIVE DATE OF THE APPRAISAL

The purpose of this appraisal is to estimate the market value of the real property identified above. The effective date of valuation is February 2, 1994, the date of our last inspection.


FUNCTION OF THE APPRAISAL

The report is to be used for internal financial valuation purposes. The owners are considering the sale of several professional office buildings for the purpose of establishing a real estate investment trust (REIT). The subject property would be included in that sale. It is our understanding that the REIT will involve mortgage financing.


SCOPE OF THE APPRAISAL

This appraisal engagement includes all three of the standard valuation approaches and is in conformity with the requirements of the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute and Society of Real Estate Appraisers. The scope of our assignment included collecting, verifying and analyzing market and property data applicable to the three approaches and consistent with the property's highest and best use. The results of the three approaches are then reconciled into a final value conclusion considering the relevancy and quality of data presented in each of the approaches.


PROPERTY RIGHTS APPRAISED

The property right appraised herein is the Leased Fee Estate.

"Leased Fee Estate" is:

         "an ownership held by the landlord with the right of use and occupancy conveyed by lease to others; the rights of lessor (the leased fee owner) and leased fee are specified by contract terms contained within the lease."

         [The Appraisal of Real Estate, p. 123, 10th Ed., published by The Appraisal Institute.]


DEFINITION OF VALUE

For the purpose of this valuation, "market value" is defined as follows:

         "The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

         o       Buyer and seller are typically motivated;

         o Both parties are well informed or well advised, and acting in what they consider their own best interests;

         o       A reasonable time is allowed for exposure in the open market;

         o Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

         o The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale."

         [The Appraisal of Real Estate, p. 21, 10th Ed., published by The Appraisal Institute].


HISTORY OF THE PROPERTY

HealthSouth Medical Center, Inc., acquired the assets of the South Highlands Hospital in November 1989 [Deed Book 3726/Page 014]. The purchase consisted of approximately ten acres of land and improvements. A new main hospital building and the subject, HealthSouth Professional Building #2, were constructed in 1991. The new hospital and the subject building share a common atrium entryway, elevators and mechanical systems. From 1990 through 1992, HealthSouth Medical Center acquired additional parcels around the hospital, and it now controls approximately 15 acres of land and buildings. The American Sports Medicine Institute (ASMI) was constructed on 1.7 acres of land just east of the subject in late 1992 and early 1993.

The top floor of the subject professional office building is currently vacant, although a lease is reportedly in process for an ophthalmology practice to take the entire floor. Tenant finish work has not been completed on this space as of the date of this report. The owners are considering including all medical office buildings in a new REIT, as mentioned earlier. This report is being completed for internal valuation purposes and for mortgage financing in conjunction with the sale to the REIT.

The subject professional building has reportedly not been marketed for sale and is not currently under an agreement of sale. No other deed transfers were noted in the last three years. A title search is recommended for official determination.

HISTORY AND NATURE OF THE BUSINESS ENVIRONMENT

United States Economic Performance and Outlook

The value of the business enterprise is influenced by potential returns available from alternative investments. These return expectations are affected by economic conditions as they impact the ability of a business enterprise to generate a return on its invested capital. Perhaps the most important economic indicator affecting potential investor returns is the aggregate demand for goods and services. Aggregate demand is measured by a country's Gross Domestic Product (GDP), which is the sum of all domestic expenditures for consumption, government services, and net exports.

The United States economy has been in a period of slow economic growth, but the rate of growth appears to have increased in recent months. Gross Domestic Product (GDP) increased at a 2.1 percent annual rate during 1992 after declining (1.2%) during 1991. The GDP was 0.7 percent and 1.6 percent, respectively, for the first and second quarters of 1993, and an estimated 4.0 percent for the fourth quarter of 1993.

The components of GDP indicate that the economic recovery is affecting many sectors of the economy. Personal consumption expenditures, which account for approximately two-thirds of GDP, rose only 1.3 percent during the first half of 1993. Non-Residential Fixed Investment advanced 2.2 percent and Residential Fixed Investment grew 1.7 percent. Federal Government Purchases declined (0.6%) over the same period. Federal Government Purchases account for 7.2 percent of the total GDP, and this decline is limited to the rate of overall GDP growth.

The value of the business enterprise is also affected by the current and expected levels of inflation and interest rates. Inflation creates uncertainty in the mind of investors as they attempt to estimate future investment returns. This uncertainty is incorporated into both the required return on equity and debt capital. The Federal Reserve has warned, however, that interest rates will be pushed higher if inflation begins to show signs of "heating up".

The economic downturn in the early 1990s resulted in sharply lower inflation. The Consumer Price Index (CPI) ended 1992 with a 3.0 percent increase compared to a 4.2 percent increase during 1991. The CPI for 1993 is currently estimated at 3.3 percent. The GDP Deflator, a much broader price level index, ended 1992 with a 2.6 percent annual increase compared to a 4.0 percent increase during 1991. The GDP Deflator is currently estimated at 2.5 percent for 1993.

The Federal Reserve Bank has adopted a relatively easier monetary policy as a result of the recession. Interest rates, as represented by long-term Treasury bond yields, declined approximately ten basis points compared to rates existing a year earlier. Long-term corporate bond rates have also decreased and the Federal Reserve's discount rate reductions have prompted commercial banks to lower their prime lending rate to 6.0 percent. Selected monetary statistics are presented in the following table.



                    INTEREST RATES AND SELECTED STATISTICS

                          JANUARY 6, 1994        JANUARY 2, 1992

Federal Fund Rate               3.0%                   3.9%
90-Day Treasury Bill Rate       3.1%                   3.9%
30-Year Treasury Bond           6.4%                   7.5%
Aaa Bond Yield                  6.9%                   8.2%
Prime Rate                      6.0%                   6.5%

Economic Outlook

According to Value Line's Quarterly Economic Review, dated December 24, 1993, the economic recovery is now 2.5 years old, but shows much slower growth than normal for a mature recovery. Among factors cited by Value Line for contributing to the recent slow growth are "high debt, stagnant personal income, low consumer confidence and a troubling unemployment rate". Recent improvements have focussed on the auto, machinery, steel, housing and specialty retailer market segments. Value Line cautions, however, that the recent improvements in the economy are being limited by a slow job growth base. Value Line's Quarterly Economic Review identified the following estimates for selected economic statistics from 1993 to 1995.


                                                       1993           1994           1995
        Real GDP                                       2.6%           3.3%           3.3%
        Personal Consumption Expenditures              3.0%           2.7%           2.3%
        Federal Government Purchases                  (4.8%)         (5.8%)         (4.0%)
        30-Year Treasury Bond Yields                   6.6%           6.6%           6.8%
        Prime Rate                                     6.0%           6.2%           6.4%
        Consumer Price Index                           3.1%           3.2%           3.3%


In summary, these factors play an important part in determining the supply and demand for real property, and, indirectly, the value of properties. Most of the forces discussed above are indicating an on-going soft demand for many types of commercial real estate. This soft demand has caused some property values to remain flat and some to decline. The lower interest rates in recent periods, however, are serving to stabilize commercial property values.


REASONABLE EXPOSURE TIME

The Appraisal Foundation defines "Exposure Time" as follows:

         "The estimated length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at market value on the effective date of the appraisal; a retrospective estimate based upon an analysis of past events assuming a competitive and open market. Exposure Time is different for various types of real estate and under various market conditions. It is noted that the overall concept of reasonable exposure encompasses not only adequate, sufficient and reasonable time but also adequate, sufficient and reasonable effort. This statement focusses on the time component."

         [Statement on Appraisal Standards No. 6 (SMT-6) from the Appraisal Foundation].

It is our opinion, based on an analysis of comparable sales and market transactions, that a reasonable exposure time for the subject property type, at the appraised market value, is three to six months.

                                DESCRIPTIVE DATA


MARKET DATA - Metropolitan Birmingham

Birmingham is recognized as a leading financial, transportation, communication, manufacturing, healthcare and distribution center for the southeast United States. The region's central location within the state of Alabama has been a major factor in its economic success.

The Birmingham Metropolitan Statistical Area (MSA) consists of five counties with an estimated 1992 population of 917,100. This ranks the metropolitan area as the 46th largest in the country. The larger 16-county primary market area contains a population of 1,341,500. A map of the Birmingham MSA is shown in the Exhibit Section of this report.

Trends in population, housing, employment and income are contributing social and economic forces that impact property values. Each of these elements is discussed separately.

POPULATION

Historical data and growth projections reflect the economic climate of an area and have both a direct and indirect impact on property values. Table 1 on the next page shows the county population totals by decade. Table 1 also shows the annual percentage increases in population for the individual counties in the Birmingham MSA.

The fastest annual population growth in the Birmingham MSA occurred in the decade of the 1980s. The rate of growth in the 1980s, however, was only 1.13 percent per year, compared to 2.0 percent to 3.0 percent per year for many other large Southeast U.S. metropolitan cities during the decade. The City of Birmingham, in Jefferson County, and Walker County experienced population declines during the most recent decade.

                                    TABLE 1
                              POPULATION BY COUNTY

                               1970                1980                1990
COUNTY                        CENSUS              CENSUS              CENSUS

Blount                        26,853              36,459              39,248
Jefferson                    644,991             671,392             651,525
City of Birmingham*          300,910             286,799             265,968
Saint Claire                  27,956              41,205              50,009
Shelby                        38,037              66,298              99,358
Walker                        56,246              68,660              67,670
TOTAL MSA                    794,083             884,014             907,810

*  City of Birmingham included in Jefferson County totals.


                              TABLE 1 (CONTINUED)


                          AVERAGE PERCENTAGE INCREASE

COUNTY                          1970S               1980S              1990S

Blount                          3.58%               0.76%               N/A
Jefferson                       0.41%              -0.30%               N/A
Saint Clair                     4.74%               2.14%               N/A
Shelby                          7.43%               4.99%               N/A
Walker                          2.21%              -0.14%               N/A
TOTAL MSA                       1.13%               0.27%              0.5%

Source:  Birmingham Area Chamber of Commerce

Jefferson County, excluding the City of Birmingham, grew 1.18 percent per year in population during the 1970s, but experienced little growth during the 1980s. The estimated population growth rate so far in the 1990s is still slow, but faster than experienced in the 1980s.

HOUSING

The growth in housing in the Birmingham MSA was also slow but stable during the 1980s. As was the case in other cities during the decade, much of the new housing occurred due to a decline in the average household size. In the Birmingham MSA, there were 3.01 persons per household in 1970, compared to 2.41 persons per household in 1990.

So far in the 1990s, single-family housing sales have been brisk, with record sales in 1992 and thus far in 1993. The area ranks 48th in new homes built in 1993, with 3,510 new homes the first half of 1993. New apartment construction totaled over 6,000 units from 1987 through 1990, or an average of 1,545 per year. New multifamily units only totaled 40 in 1992 and 140 for the first six months of 1993. Most of the new apartment construction has been concentrated south of the City of Birmingham along the U.S. Highway 280 and U.S. Highway 31 corridors.

Looking forward, the average household size is not expected to continue to decline indefinitely. The growth in housing, therefore, should equal the population growth plus the replacement of obsolete housing.

EMPLOYMENT

In the 1980s, the average annual growth in employment in the MSA was 3,520 per year, compared to 8,290 per year during the 1970s. So far in the 1990s, the region is averaging 3,233 new jobs each year. The unemployment rate at the end of 1992 was 6.1 percent, compared to 7.3 percent and 7.4 percent for the state of Alabama and the U.S., respectively.

Table 2 shows the diversity in employment in the Birmingham MSA.

                                    TABLE 2
                              EMPLOYMENT BY SECTOR

                                               PERCENTAGE              PERCENTAGE
                                                OF TOTAL                OF TOTAL
SECTOR                                        LABOR DOLLARS           ESTABLISHMENTS

Health Services                                   11.7%                      6.5%
Other Services                                    14.0%                     26.5%
Manufacturing                                     15.7%                      5.7%
Construction                                      12.0%                      8.8%
Transportation, Communications & Utilities        13.8%                      3.6%
Wholesale Trade                                   10.2%                      9.5%
Retail Trade                                       9.8%                     25.2%
Finance, Insurance, & Real Estate                  9.1%                      9.2%
Mining & Agricultural                              3.5%                      1.4%
Miscellaneous                                      0.2%                      3.6%
REGION                                           100.0%                    100.0%

Source:  Birmingham Chamber of Commerce

In 1970, manufacturing accounted for 28.3 percent of the employment in the MSA. By 1991, manufacturing only accounted for 13.1 percent of the area's employment. The manufacturing jobs have been replaced with service jobs. The service sector accounts for 25.4 percent of all jobs in 1991, versus 14.3 percent in 1970.

As of April 1993, the largest employers in the Birmingham MSA were as follows:


                 University of Alabama                                15,696
                 U.S. Government                                       9,501
                 South Central Bell                                    7,450
                 State of Alabama                                      6,304
                 Birmingham City Schools                               4,733
                 Alabama Power Company                                 4,611

INCOME

Jefferson County and the Birmingham MSA are very representative of the average per capita income and average household income in the United States. Table 3 below shows the area's income averages compared to the entire U.S.

                                                TABLE 3

                                                PERCENT                                    PERCENT
                         AVERAGE PER            OF U.S.               AVERAGE              OF U.S.
COUNTY                   CAPITA COME            AVERAGE            HOUSEHOLD COME          AVERAGE

Blount                     $13,135                70%                 $27,219                77%
Jefferson                  $18,624                100%                $34,235                97%
St. Clair                  $13,056                70%                 $26,750                76%
Shelby                     $15,935                85%                 $44,813               115%
Walker                     $14,556                78%                 $26,585                75%
MSA                        $17,479                94%                 $34,315               100%



Jefferson County has approximately the same per capita income and household income as the national average.

In summary, metropolitan Birmingham has experienced a slow but stable growth rate in recent years. Its economic base is diverse. National trends of a lower manufacturing work force and lower household size have also been the experience in Birmingham.


NEIGHBORHOOD ANALYSIS

The subject neighborhood is identified as the "Southside" area of Birmingham. This area is just south of the Central Business District (CBD) of Birmingham and west of the Red Mountain Expressway. This neighborhood is bounded on the north by the University of Alabama at Birmingham (UAB), on the east by the Red Mountain Expressway (U.S.Highway 31), on the south by Red Mountain with the famous Vulcan Statue, and on the west by Interstate 65. A map of the neighborhood is located in the Exhibit Section.

The Southside includes many of the city's old restored homes. The Highland/Five-Points area has undergone considerable renovation, and is becoming a restaurant and entertainment center. The subject medical office building, which is part of the HealthSouth Medical Center, is located one-half-mile west of the Highland/Five-Points area, and just north of Red Mountain. The upscale residential communities of Homewood and Mountain Brook are located just south and east of the Southside. The property is situated at 1201 11th Avenue South. The block bounded by 13th Place South, 12th Avenue South and 13th Street South contains the subject building. East and south of the property are primarily older residential areas. The HealthSouth Medical Center and the HealthSouth Professional Condominium Building are situated to the west and south of the property. Some homes have been converted to commercial uses around the hospital. A few neighboring parcels have been redeveloped with small apartment buildings, including the site just south of the property.

North of the HealthSouth Medical Center is the UAB, which is reportedly now the second largest university in Alabama. The university has been growing rapidly and has absorbed most of the land uses in a six by fifteen block area. The UAB Medical Center is considered by some to be in the same class as the Mayo Clinic in some medical research fields.

In summary, the neighborhood is an older residential area that is undergoing renovation and restoration. Development in the area is being driven primarily by hospital growth which includes the subject HealthSouth Medical Center, the UAB Medical Center and St. Vincent Medical Center. Although medical service is the focus of new development, new retail, restaurant and residential development is also active in the area.


ZONING

The subject property is zoned "COI, Conditional Office and Institutional District", by the City of Birmingham. According to the City zoning requirements, the office and institutional district provides "for the orderly arrangement of institutional, clerical and administrative space". Permitted uses include public, semi-private or private offices; public or semi-private, religious, educational or charitable institutions; and, other similar uses consistent with this zoning code's purpose and surrounding uses. This zoning shall not include properties with industrial characteristics, communal living facilities or correctional institutions.

The subject's "conditional" zoning provided for the specific medical services property that was constructed on the site. The hospital reportedly was granted setback and parking variances prior to the construction of the building. Since the site plan was approved prior to construction, and the occupancy permit received after construction, it is assumed that the property conforms to all the required conditions of zoning. The zoning variance may have provided for an easement with the hospital for additional parking spaces on the north side of the property. A letter of zoning compliance from the City of Birmingham is recommended for an official determination regarding any zoning conformity issues.


REAL ESTATE TAXES AND ASSESSMENTS

The subject property is situated in the City of Birmingham, and subject to the taxing authority of the City and Jefferson County. Commercial properties in the City and County are assessed at 20 percent of tax appraised value. The subject building is included with the HealthSouth Medical Center for tax purposes. The tax appraised market value of the entire hospital and professional building property in 1993 was $29,368,240. The entire property recently paid $408,219 in 1993 property taxes.

The market value estimated in this report is $11,900,000. In the City of Birmingham, properties are assessed at 20% of their tax appraised market values. The 1993 millage rate is $69.50 per $1,000 of assessed value. The subject property taxes are estimated as follows:

              $11,900,000 x 20% / $1,000  x  $69.50  =  $165,410


SITE ANALYSIS

The subject site is part of approximately 15 acres owned by HealthSouth Medical Center. The HealthSouth Professional Building #2 is adjacent and contiguous to the new hospital on 11th Avenue South. The subject building was constructed together with the hospital in 1990-1991, and a separate land parcel has not been surveyed and allocated to the professional building. The appraisers have not been provided with a survey or legal description for the subject property.

For the purpose of this valuation, the appraisers have allocated a portion of the hospital land to the professional building. This allocated land consists basically of the footprint of the subject building plus a parking lot just east of the building and 11th Street South. A county tax plat map of the subject area is included on the next page. The entire hospital property is highlighted in yellow on that map. The subject land and building footprint are also identified in orange on that map. A total of 2.5 acres, or 108,900 square feet, of land has been allocated to the subject property. The appraisers reserve the right to modify this report if the land is later resurveyed and found to differ significantly in size from our allocated acreage.

Approximately half of the subject 2.5 acres is situated on the west side of 11th Street South. This parcel is rectangular-shaped, and fronts approximately 240 feet on the west side of 11th Street South. This parcel is approximately 210 feet deep, and slopes upward from its north side toward its south side. Almost this entire parcel is covered by the footprint of the subject building. The remaining subject parcel is irregular-shaped. It has approximately 220 feet of frontage on the east side of 11th Street South. This site slopes slightly from its north end up to its south end, which abuts the new American Sports Medicine Institute (ASMI) Building. This entire site has asphalt paving and fencing and is used for hospital and professional office building parking. Access to this parking lot is via an entrance at the northwest corner of this site.

We are not aware of any detrimental easements or encroachments encumbering the site. Further, we assume that the subject site is not encumbered with detrimental easements or encroachments. Since the subject building is contiguous to the hospital, it is likely that the subject property would only sell along with the hospital. A site plan of the entire hospital is shown in the Exhibit section.

                                 Tax Plat Map


                                    (Map)

Utilities serving the site include water, sewer, telephone, gas and electricity. Police services and fire protection are located in the neighborhood. Other site improvements consists of general landscaping, asphalt paving, concrete paving and curbing, some shrubs and general signage. To our knowledge, no environmental study has been conducted on the subject site. As appraisers, we are not qualified to detect hazardous materials. Consequently, our report assumes that there are no environmentally hazardous materials in the site or building that would adversely affect the subject property's value. According the Federal Emergency Management Association (FEMA) panel #010116 0044B, dated January 2, 1992, this site is not located in a flood hazard area.


BUILDING AND SITE IMPROVEMENTS

The HealthSouth Professional Building was constructed in 1990-1991. It contains 109,682 gross square feet and 81,800 leasable square feet on three floors. The leasable area excludes the mechanical rooms and vertical penetrations (stairwells, elevator shafts) and lobby bathrooms. The building areas are the appraiser's calculations based on the dimensions on the Gould Turner Group, PC, architectural plans dated February 1, 1990. We assume that the building was constructed according to these plans. The gross and net building area by floor are summarized as follows:

BUILDING AREA               GROSS SF                   LEASABLE SF

   Floor 1                   31,490                      26,160
   Floor 2                   39,096                      28,568
   Floor 3                   39,096                      27,072
TOTAL BUILDING              109,682                      81,800


The building is a three-story, reinforced concrete and steel structure, with a dryvit and brick veneer exterior. The entire building is sprinklered. The building has reinforced concrete floors and roof deck, with a waterproof membrane and rock covering. Ceiling heights are approximately nine feet on the first floor and eight and one-half feet on the second and third floors. The reception area has a 14 foot ceiling and the gym area has an eleven-foot ceiling. Ceiling finishes consists of acoustical ceiling tiles and recessed fluorescent lighting with some cone directional lights. The interior walls are wall paper on gypsum board over metal studs.

Air conditioning is supplied via three 450-ton Trane chillers and air handlers (one dedicated to hospital). There are additional chillers located in the hospital serving only that building. Two, 350-hp gas or diesel-fired Burnham boilers provide steam heat through a circulating water system to both the professional building and the hospital. Two, 600 KW/hour Cummins diesel engines provide emergency power for the hospital and medical building if the other utilities were to fail. A 10,000 gallon tank for the diesel is located underground in the alley behind the subject building. In addition, there are eight Marathon variable air fans and two pneumatic air pumps. Two Siemens electric panels control up to 13,500 volts each of electric power, and either panel can control power to both the hospital and professional building. We assume that the heating and electrical capacity is adequate for the subject facility.

The interior floors have both carpeting and vinyl tiles. There is ceramic tile in the labs, pool and bathroom areas. Windows and doors are metal framed, and interior doors are solid-core wood. Each of the floors has their own lobby. HealthSouth Rehabilitation on the first floor has two gymnasium areas, a pool area with a 15 foot by 45 foot pool, a walking track and therapy rooms.
Alabama Sports Medicine on the second floor is heavily partitioned with examination rooms and doctor's offices. A typical floor plan for the building is shown in the Exhibit Section of this report.

The third floor of the building is vacant except for the mechanical rooms. A lease is reportedly being negotiated for an ophthalmologist practice to occupy the entire floor. The construction company has estimated that it will cost slightly more than $1,000,000, or approximately $37 per square foot of leasable area, to complete the tenant finish work on the third floor. This is considered above average tenant finish costs for some medical buildings, but consistent with the levels of finish on the first two floors.

Site improvements include asphalt paving and curbing, parking lot fencing, a flag pole in front of the subject building and ground cover and shrubbery around the subject building. A detail description of the building and site improvements are included in the Exhibit section of this report.

CONDITION OF IMPROVEMENTS AND OBSOLESCENCE

The building is new and in good condition. There is no deferred maintenance, or functional or economic obsolescence. Since the master lease provides for HealthSouth guaranteeing income on this space, this report assumes that HealthSouth will complete the tenant finish work, estimated at $1,000,000 for the third floor, prior to prospective sale to the REIT.

                             HIGHEST AND BEST USE


The Appraisal Institute defines "highest and best use" as follows:

                 "The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value"

                 [The Appraisal of Real Estate, P. 45, 10th Ed. published by The Appraisal Institute.]

The four categories of highest and best use analysis are:

         1. Physically Possible - Uses which are physically possible for the site and improvements being analyzed.

         2. Legally Permissible - Uses permitted by zoning and deed restrictions applicable to the site and improvements being analyzed.

         3. Financially Feasible - This step identifies if the physically possible and legally permitted alternatives produce a net income equal to or greater than the amount needed to satisfy operating expenses.

         4. Maximally Productive - This step clarifies which of the financially feasible alternatives provides the highest value consistent with the rate of return warranted by the market for a particular use.

There are two types of highest and best use: THE HIGHEST AND BEST USE OF LAND AS VACANT and THE HIGHEST AND BEST USE OF A PROPERTY AS IMPROVED. Both types are discussed as follows using the four categories of highest and best use.

As Vacant

The purpose of this analysis, given the site is vacant or can easily be made vacant, is to determine if something should be constructed on the site, and, if so, what should be constructed on the site.

PHYSICALLY POSSIBLE

The size and shape of the subject site is adequate for the development of a number of alternative uses including small residential, commercial, office/institutional, industrial and special-purpose properties. The site possesses good access and visibility. The size of the parcel would preclude any large developments.

LEGALLY PERMISSIBLE

As stated earlier in the Zoning section of this report, the property is currently zoned "COI, Conditional Office and Institutional". Permitted uses in this general zoning category vary widely. Potential legal uses would include some retail and restaurants, office/institutional, hotels, hospitals and other medically-oriented uses. The subject's conditional zoning provided for the construction of the subject professional office building and the adjacent hospital. We assume that variances for setbacks and parking were received prior to construction.

Surrounding uses include the hospital, other professional office uses, some apartments and some old single-family residential properties. These use patterns would likely preclude industrial, retail or future single-family development on the site.

FINANCIALLY FEASIBLE

Having established that the site is physically suited for and legally restricted to office/institutional development, the next consideration is economic feasibility. Financially feasible uses for the site, if vacant, are those uses that would generate an economic return to the land. New hospital related development in the subject area and near other surrounding hospitals indicates that new medical development is financially feasible. HealthSouth Medical Center, UAB Medical Center and St. Vincent Medical Center have all recently built new medical office facilities. Office business-use facilities, however, are generally over-built in Birmingham, as is the case in other major metropolitan areas. General business space is not considered financially feasible in the subject market at this time.

MAXIMALLY PRODUCTIVE

The maximally productive use is a financially feasible use that would produce the greatest land value. Office/institutional use is physically possible and legally permissible, and new medical-related development is financially feasible. Based on this analysis, the current highest and best use of the land, if vacant, would be for office/institutional development based on the growth needs of the area hospitals.


As Improved

The subject site is currently improved with a 81,800 rentable square foot professional building and associated site improvements. The purpose of this discussion is to determine whether to leave the improvements as they are, to modify the improvements or to remove the improvements.

PHYSICALLY POSSIBLE

It would obviously be physically possible to leave the improvements as they are, to demolish the existing improvements and replace them with new improvements, or to modify existing improvements. The improvements were recently constructed and are considered functional. The building could be converted to additional hospital space. Recent trends in the hospital business call for more outpatient business and less inpatient stays. Besides, a new hospital was constructed with the subject building, and additional hospital capacity is not needed.

LEGALLY PERMISSIBLE

The building, as improved, is assumed to be a legal conforming use, since the property was recently constructed and received an occupancy permit. Under the current zoning, the property could remain as it is, be torn down or renovated.

FINANCIALLY FEASIBLE

The highest and best use of the land, if vacant, was to develop with an office/ institutional use based on the adjacent hospital's growth needs. Of the physically possible and legally permissible changes that could be made to the existing facility, demolishing the building would significantly reduce the current asset value, and would not be financially feasible. The only financially feasible use of the existing improvements is it current use as professional office space.

MAXIMALLY PRODUCTIVE

The maximally productive use for the existing property is the financially feasible use that produces the greatest property value. The exist use was the only financially feasible use. The highest and best use, as improved, is the property's current use.

                               VALUATION SECTION


VALUATION METHODOLOGY

There are three principal methods to estimate the market value of the assets of the subject property. These are summarized as follows:

         COST APPROACH: This method is based on the principle of substitution, whereby no investor would prudently pay more for a property than it costs to buy land and build a comparable new building. The market value is estimated by calculating the replacement costs of a new building and subtracting all forms of depreciation and obsolescence present in the existing facility. This provides a depreciated value of the subject improvements if replaced new. The estimate of the current value of the subject land is then added to provide a market value of the property.

         SALES COMPARISON APPROACH: The principle of substitution also says that market value can be estimated as the cost of acquiring an equally desirable substitute property, assuming no costly delay in making the substitution. This method analyses the sales of other comparable improved properties. Since two properties are rarely identical, the necessary adjustments for differences in quality, location, size, services and market appeal are a function of appraisal experience and judgment.

         INCOME APPROACH: This method is based on the principle of anticipation, which recognizes that underlying value of the subject property can be estimated by its cash flow or stream of earnings. This approach simulates the future earnings for the property, and converts those earnings into a present market value estimate.

Consideration has been given to each of the three methods to arrive at a final opinion of value. The application of each approach to value is further discussed in the appropriate sections which follow.

                                 COST APPROACH


In the Cost Approach, the subject property is valued based upon the market value of the land, as if vacant, to which is added the depreciated replacement cost of the improvements. The replacement cost new of the improvements is adjusted for accrued depreciation resulting from physical deterioration, functional obsolescence, and external (or economic) obsolescence.

The cost analysis involves three basic steps:

        o    Land value estimate.

        o    Estimated replacement cost of the improvements.

        o    Estimation of the accrued depreciation from all causes.

The sum of the market value of the land and the depreciated replacement cost of the improvements and equipment is the estimated market value via the Cost Approach.


Land Valuation

Land valuation, assuming the site is vacant, is based upon the following steps:

        o A comparison with recent sales and/or asking prices for similar land.

        o Interviews with reliable real estate brokers and other informed sources who are familiar with local real estate activity.

        o        Our experience in estimating land values.

The following sales are located within the general market area of the subject property and are considered to be representative of market activity and conditions as of the valuation date. Unless otherwise indicated, the sales involved arm's length transactions that conveyed a fee simple interest, and only real property was included in the transactions.

Land Comparable Number 1

Parcel Number:                29-01-3-008-7

Location:                     East side of 13th Street South across from the
                              new Alabama Sports Medicine and Orthopedic
                              Center and the new HealthSouth Hospital.

Size:                         7,000 square feet

Sale Date:                    April 29, 1993

Deed Book/Page:               4544/195

Grantor:                      Randall J. Westbrook

Grantee:                      HealthSouth Medical Center, Inc.

Sale Price:                   $135,000

Price Per Square Foot:        $19.29

Terms of Sale:                All Cash

Shape:                        Rectangular

Zoning:                       Office/Institutional

Utilities:                    All utilities are available.

Comments:                     This parcel was part of 15 parcels assembled from
                              1990-1992 for the construction of the Sports
                              Medicine Institute and additional parking. The average price for the 15 parcels was $18.16 per square foot. The Grantor in this transaction is an employee of the Grantee that acquired the property on July 10, 1992, from Dwain Pitts, et al, for the same price [Deed Book 4313/Page 978].

Land Comparable Number 2

Parcel Number:                29-01-3-010-4

Location:                     West side of 12th Street South adjacent to an
                              existing parking lot across from the old entrance to the HealthSouth Medical Center.

Size:                         8,160 square feet

Sale Date:                    April 29, 1993

Deed Book/Page:               4544/197

Grantor:                      Vicki E. Owens

Grantee:                      HealthSouth Medical Center, Inc.

Sale Price:                   $66,000

Price Per Square Foot:        $8.09

Terms of Sale:                All Cash

Shape:                        Rectangular

Utilities:                    All utilities are available.

Comments:                     This parcel was purchased for future parking
                              needs by the hospital. The hospital purchased the property based solely on land value and considered the forty year old house on the site to be only a temporary use until additional parking is needed. The Grantor in this transaction is an employee of the Grantee that acquired the property on October 30, 1992 from Robert Vests for the same price
                              [Deed Book 4410/Page 819].

Land Comparable Number 3

Parcel Number:                29-01-3-005-3

Location:                     Northeast corner of 12th Street South and 11th
                              Avenue South, one block north of the
                              HealthSouth Medical Center.

Size:                         45,600 square feet

Sale Date:                    November 13, 1990

Deed Book/Page:               3972/250

Grantor:                      Eleventh Avenue United Methodist Church

Grantee:                      HealthSouth Medical Center, Inc.

Sale Price:                   $1,500,000

Price Per Square Foot:        $32.89

Terms of Sale:                All Cash

Shape:                        Rectangular

Zoning:                       Office/Institutional

Utilities:                    All utilities are available.

Comments:                     This parcel was a church before being sold to
                              HealthSouth. Part of the improvements have been removed and the site is used as overflow parking by the hospital. The remainder of the building is scheduled to be removed in the near future.

Land Comparable Number 4

Location:                     Northeast corner of 17th Street and 11th Avenue
                              approximately one-quarter mile south of the University of Alabama Medical Center and one-half-mile northeast of the subject.

Size:                         16,000 square feet

Sale Date:                    January 2, 1990

Deed Book/Page:               3951/388

Grantor:                      Jo Anne Jackson

Grantee:                      Board of Trustees of University of Alabama

Sale Price:                   $240,000

Price Per Square Foot:        $15.00

Terms of Sale:                All Cash

Shape:                        Rectangular

Zoning:                       Office/Institutional

Utilities:                    All utilities are available.

Comments:                     This parcel contains an old doctor's building
                              that is boarded up and no longer used. The building does not contribute any value.

Land Comparable Number 5 - Current Listing

Location:                     Northwest corner of 19th Street and 5th Avenue
                              South, just north of the University of Alabama
                              Medical Center (UAB).

Size:                         56,000 square feet

Owner:                        Mr. Hill

Asking Price:                 $3,080,000

Price Per Square Foot:        $55.00

Shape:                        Retectangular

Zoning: M-1 Light Industrial, but permitted for the construction of an 11-story, 220,000 square foot office building.

Utilities:                    All utilities are available.

Comments:                     This vacant parcel is across from UAB and a high
                              rise apartment building that is currently under construction. The owner has been offered approximately $35 per foot.

A summary of the land sales and listing is shown as follows:

   SUMMARY OF LAND COMPARABLES

  LAND                                    SALE          SIZE          PRICE
  COMP        LOCATION                    DATE          (SF)          PER SF

   1          13th Street South          04/93          7,000         $19.29
   2          12th Street South          04/93          8,160         $ 8.09
   3          12th Street South          11/90         45,600         $32.89
   4          17th Street                01/90         16,000         $15.00
   5          19th Street               Listing        56,000         $55.00
SUBJECT       11TH AVENUE SOUTH                       108,900



Discussion of Land Comparables

LAND COMPARABLE 1 was one parcel of 15 that were assembled by the hospital around what is now the American Sports Medicine Institute. Downward adjustments are indicated because of the more level topography of this comparable parcel and because of its smaller size. The adjustments are shown on a Land Sale Adjustment Grid at the end of this discussion. The adjusted price per square foot of this comparable is $16.40 per square foot.

LAND COMPARABLE 2 was a parcel containing an old house. The site was purchased by the hospital for future parking needs of the hospital. The improvements were not considered to have any significant value. A large upward adjustment is indicated because of the inferior location of this parcel compared to the subject that is adjacent to the hospital. Downward adjustments are indicated because of the comparable's level topography and its smaller size. The adjusted price per square foot of this comparable is $9.30.

LAND COMPARABLE 3 was a 45,600 square foot parcel north of the hospital that contained a Methodist Church. The church has relocated and the land is being used for hospital overflow parking. The remaining building is reportedly scheduled to be removed in the near future. Downward adjustments are indicated because of the declining economy since this purchase and because of the level topography of this site. The adjusted price for this comparable is $28.12 per square foot.

LAND COMPARABLE 4 is a parcel that UAB purchased for future parking or development. It is located one-quarter-mile south of the UAB campus. An upward adjustment is indicated due to the inferior location of this comparable. A downward adjustment is indicated for size. The adjusted price per square foot of this comparable is $14.85.

LAND COMPARABLE 5 is the current listing of a site just north of UAB Medical Center. This site is zoned for high rise development. A significant downward adjustment is indicated because this is a listing rather than an actual sale. Downward adjustments are also indicated for location, topography and due to the superior zoning density of this site. The adjusted price per square foot of this comparable is $32.73 per square foot.

The adjusted land prices range from $9.30 per square foot to $32.73 per square foot, with the prices of the most comparable sites being in the middle of this range. The arithmetic mean adjusted price per square foot was $20.28. The average price per square foot for the land assembled around what is now the American Sports Medicine Institute (ASMI) was $18.16 per square foot. The subject site is a better location because it is closer to the hospital. The subject 2.5-acre site, however, is larger than the ASMI site, and a net downward adjustment is indicated for comparison for this reason. Based on our analysis of the subject versus these comparables, it is our opinion that a land price of $17.00 per square is representative of the subject site. The subject land value is estimated as follows:


                    108,900 SF  x  $17.00/SF  =  $1,851,300

                           Rounded to:   $1,850,000
                                         ==========




                                   L A N D   S A L E   A D J U S T M E N T   G R I D
                                         HealthSouth Professional Building #2
                                                Birmingham, Alabama




                               Subject     Land Comp    Land Comp    Land Comp    Land Comp    Land Comp
  Element                                     #1           #2           #3           #4           #5

Sale Price/SF                               $19.29         $8.09       $32.89       $15.00       $55.00

Property Rights               Fee Simple    Same          Same         Same         Same         Same
  Adjustment
                                            -----------------------------------------------------------
Adjusted Price/SF                           $19.29         $8.09       $32.89       $15.00       $55.00

Financing                       Cash        Cash          Cash         Cash         Cash         Cash
  Adjustment
                                            -----------------------------------------------------------
Adjusted Price/SF                           $19.29         $8.09       $32.89       $15.00       $55.00

Conditions of Sale                          None          None         None         None         Listing
  Adjustment                                                                                        -15%
                                            -----------------------------------------------------------
Adjusted Price/SF                           $19.29         $8.09       $32.89       $15.00       $46.25

Market/Time                     Effective
  Adjustment                    Sep-93           0%            0%         -10%         -10%           0%
                                            -----------------------------------------------------------
Adjusted Price/SF                           $19.29         $8.09       $29.60       $13.50       $46.25

Other Adjustments:
  Location Adjustment                            0%           30%           0%          20%         -15%
  Topography Adjustment                         -5%           -5%          -5%           0%          -5%
  Size Adjustment               44,616         -10%          -10%           0%         -10%           0%
  Zoning Adjustment                              0%            0%           0%           0%         -10%
    Net Other Adjustments                      -15%           15%          -5%          10%         -30%

FINAL ADJUSTED PRICE PER SF                 $16.40         $9.30       $28.12       $14.85       $32.73
                                            ===========================================================


Building and Site Improvements

The building and site improvements have been valued on the basis of replacement cost less accumulated depreciation. The cost new was estimated via the segregated cost method, with cost factors obtained from Marshall Valuation Services, Inc., a national cost manual. The unit cost includes both direct and indirect costs, with adjustments made for special building features, construction quality, time and location. The composite unit cost has then been applied to the gross square footage of the building to derive the replacement cost new. A schedule at the end of this section derived from the Marshall Valuation Services shows the estimated replacement cost by category for the subject building plus estimates of all forms of depreciation.

The total accumulated depreciation of a structure represents the loss in value due to physical deterioration, functional obsolescence, or external (or economic) obsolescence. Economic life of a structure or improvement is the period over which they contribute to the value of the property. These terms are defined as follows:

        Physical Deterioration: The loss in value due to deterioration or ordinary wear and tear, i.e., natural forces taking their toll of the improvements. This begins at the time the building is completed and continues throughout its physical life.

        Functional Obsolescence: The loss in value due to poor plan, functional inadequacy, or super-adequacy due to size, style, design, or other items. This form of depreciation occurs in both curable or incurable forms.

        External (or Economic) Obsolescence: The loss in value caused by forces outside the property itself. It can take many forms such as excessive noise levels, traffic congestion, abnormally high crime rates, or any other factors which affect a property's ability to produce an economic income, thereby causing a decline in desirability. Other forms of economic obsolescence may include governmental restrictions, excessive taxes, or economic trends.

        Economic Life: The economic life of a good quality medical office buildings is typically 45 to 50 years. For the subject Class B+ building, we have assumed an economic life of 50 years.

        Remaining Economic Life: Remaining economic life can be defined as the number of years remaining in the economic life of the structure or structural components as of the date of the appraisal.

Marshall Valuation Services, Inc. was used to estimate the overall economic life of the improvements. The assignment of economic lives assumed that, except for the building shell and foundation, building components would be replaced periodically over the life of the building.


Physical Depreciation

The amount of physical depreciation and obsolescence in the subject building is minimal due to its young age. Observation of the subject property indicated that the structure and related component parts have been adequately maintained through a continuous maintenance service program.

The subject property was constructed in 1990-1991, and it is in excellent condition. It is judged that the subject has an effective age equal to its actual age of three years. The remaining useful life is estimated to be 47 years. This translates into a physical depreciation estimate of 6.0 percent (3 years divided by 50 years). The amount of depreciation attributable to the property has been estimated on a straight-line basis, which is founded on the assumption that depreciation of a property occurs equally throughout its economic life.

The elements which make up site improvements have shorter economic lives than the building. We have estimated the aggregate useful lives of these items to be 20 years with an effective age of three years and a remaining useful life of 17 years. Therefore, the depreciation rate attributable to the site improvements on a straight-line basis is estimated to be 15.0 percent. Entrepreneurial profit and miscellaneous replacement costs are depreciated at a blended depreciate rate.

The subject building and site improvement replacement costs, excluding entrepreneurial profit, were calculated to be $11,756,873. Replacement costs normally include an entrepreneurial profit of 10 percent to 15 percent to induce the property owner to undergo the development. Entrepreneurial overhead, profit and miscellaneous fees were estimated at 10 percent of base building costs, or $1,125,582. The total replacements costs via the Marshall Valuation Service, including the entrepreneurial profit, is $12,882,455, or $117.45 per gross square foot of building area.

The actual construction costs for the subject building by itself were not available. The building was constructed at the same time as the adjacent hospital building. The total cost for the hospital and medical building was reported to be $28.5 million. The subject building represents approximately 45 percent of the combined gross building area for both the subject medical building and the hospital. The $11,756,873 in building and site costs for the subject property is approximately 41 percent of the combined costs for the hospital and professional office building. This seems appropriate since the hospital costs are estimated to be slightly higher than the office building costs.

Total depreciation is estimated at $754,896, based on 6.0 percent depreciation of building replacement costs and 15.0 percent depreciation of site improvements. There was no functional or economic obsolescence indicated since the property is new. The total depreciated value of the subject replacement costs is $12,127,559. The $1,850,000 land value is added to the depreciated replacement costs, for a final Cost Approach value of $13,977,559.


Cost Approach Conclusion

Based on the investigation as previously defined, the market value of the subject property by the Cost Approach, as of February 2, 1994, is rounded to:

                                  $13,980,000
                                  ===========

                  SUMMARY OF TOTAL PROJECT DEVELOPMENT COSTS
                     HEALTHSOUTH PROFESSIONAL BUILDING #2



                                                                                                              MARSHALL
                                                                                                               DOLLARS
Site Preparation                                                                                           $    47,314
Foundation                                                                                                 $   291,754
Frame                                                                                                      $ 1,186,759
Exterior Walls                                                                                             $   431,541
Floors                                                                                                     $   749,783
Roof                                                                                                       $   218,536
Roof Cover                                                                                                 $   119,152
Part. & Blt. in                                                                                            $ 2,172,800
Ceilings                                                                                                   $   592,009
Floor Coverings                                                                                            $   835,173
Plumbing                                                                                                   $   994,816
HVAC                                                                                                       $ 1,372,122
Electrical                                                                                                 $ 1,509,224
Other Features                                                                                             $   613,508
                                                                                                           -----------
Total Building Costs                                                                                       $11,134,491
Site Improvement Costs                                                                                     $   121,330
                                                                                                           -----------
Total Cost                                                                                                 $11,255,821

Architect's Fees Plans and Specs.  (Of Building Costs)                        3.00%                        $   334,035
Architect's Fees, Supervision      (Of Building Costs)                        1.50%                        $   167,017
Entrepreneural Overhead, Profit,                                             10.00%
  and Other Miscellaneous Fees (Of Total Costs)                                                            $ 1,125,582
                                                                                                           -----------
Total Other Costs                                                                                          $ 1,626,634

Total Project Cost                                                                                         $12,882,455

Accrued Depreciation:
  Building Costs                            6.0%  (3/50 YEARS)          $668,069

  Site Costs                               15.0%  (3/20 Years)          $18,200

  Enterpreneural Profit                     6.1%  (Blended Rate)        $68,627
                                                                        ----------
    Total Physical Depreciation                                                               $754,896

    Total Functional & Economic Obsolescence                                                         $0
                                                                                              ---------
Less Total Depreciation (All Forms)                                                                        $  (754,896)
                                                                                                           -----------
Depreciated Building & Site Improvement Costs                                                              $12,127,559

Plus Land Value                                                                                            $ 1,850,000
                                                                                                           -----------
DEPRECIATED COST APPROACH VALUE                                                                            $13,977,559

                                                                                          ROUNDED:         $13,980,000
                                                                                                           ===========



                           SALES COMPARISON APPROACH


The Sales Comparison Approach is based upon the principle of substitution; that is, when a property is replaceable in the market, its value tends to be set at the cost of acquiring an equally desirable substitute property, assuming there is no costly delay in making the substitution. Since two properties are rarely identical, the necessary adjustments for differences in quality, location, size, services and market appeal are a function of appraisal experience and judgment.

The Sales Comparison Approach gives consideration to actual sales of other similar properties with adjustments as previously stated. The sales prices are analyzed in common denominators and applied to the subject property in respective categories to be indicative of market value.

The unit of comparison used in this analysis is the price per square foot, which is the gross purchase price of the building divided by the net leasable area in the building. The following sales are considered to be representative of market activity and conditions as of the valuation date. Unless otherwise indicated, the sales involved arm's length transactions that conveyed a fee simple interest, and only real property was included in the transactions.
Also, all purchase prices quoted in this report represent all cash sales unless seller financing is noted and the sale prices adjusted for cash equivalency.

In our analysis, we obtained details on seven professional office building sales which have occurred over the past two years. The terms of the sale and significant data was verified to the extent possible by county deed records and with parties to the transaction. Information on these sales is shown on the following pages:

IMPROVED SALE NUMBER 1

GENERAL SALE DATA

Location:                            1770 Independence Court, Homewood,
                                     Jefferson County, Alabama
Date of Sale:                        March 9, 1993
Deed Book/Page:                      4223/115
Grantor:                             Brookwood Medical & Dental Group
Grantee:                             Proxy Land Development Corporation
Sale Price:                          $850,000
Terms of Sale:                       All Cash

PROPERTY DATA

Land Size:                           92,200 square feet
Building Size:                       7,808 square feet - gross
                                     6,928 square feet - leasable
Year Built:                          1984
Occupancy at Sale:                   100%

STABILIZED OPERATING DATA
                                        Dollars            Per SF
                                        -------            ------
Estimated Gross Income:                $100,456            $14.50
Vacancy Allowance @ 5%:                $  5,023            $ 0.73
                                       --------            ------
Effective Gross Income:                $ 95,433            $13.77
Estimated Expenses @ $4.00:            $ 27,712            $ 4.00
                                        -------            ------
Net Operating Income:                  $ 67,721            $ 9.77

MARKET VALUE INDICATORS

Sale Price Per Square Foot:            $ 122.69
Stabilized Overall Rate:                    8.0%
EGIM:                                      8.91

COMMENTS

The Grantor was an affiliate of HealthSouth Medical Center. The hospital paid more than market value for the building, so the Grantee/physician would move his surgical practice to the HealthSouth Medical Center. The location and building quality for this comparable are very inferior to the subject property.

IMPROVED SALE NUMBER 2

GENERAL SALE DATA

Location:                            West side of 20th Street South at the
                                     address 908 20th Street South in
                                     Birmingham, Alabama
Date of Sale:                        December 20, 1991
Deed Book/Page:                      4166/170
Grantor:                             The Byrd Company, Inc.
Grantee:                             Board of Trustees of the University of
                                     Alabama
Sale Price:                          $3,750,000
Terms of Sale:                       All Cash

PROPERTY DATA

Land Size:                           82,460 square feet
Building Size:                       52,440 square feet - gross
                                     44,574 square feet - leasable
Year Built:                          1964

STABILIZED OPERATING DATA
                                      Dollars            Per SF
                                      -------            ------
Estimated Gross Income:              $624,036            $14.00
Vacancy Allowance @ 10%:             $ 62,404            $ 1.40
                                      -------             -----
Effective Gross Income:              $561,632            $12.60
Estimated Expenses @ $6.00/SF        $222,870            $ 5.00
                                     --------             -----
Net Operating Income:                $338,762            $ 7.60

MARKET VALUE INDICATORS

Sale Price Per Square Foot:          $  84.13
Stabilized Overall Rate:                  9.0%
EGIM:                                    6.68

COMMENTS

This three-story building was purchased by the UAB Medical Center. A Medical Genetics Center now occupies the facility. The current land value near the UAB campus is estimated at 40% to 45% of the total purchase price.

IMPROVED SALE NUMBER 3

GENERAL SALE DATA

Location:                            1260 Upper Hembree Road in
                                     Roswell, Fulton County, Georgia
Date of Sale:                        November 20, 1991
Deed Book/Page:                      14752/1-8
Grantor:                             Upper Hembree Associates II, Ltd.
Grantee:                             Medical Plaza, Inc.
Sale Price:                          $4,525,000
Terms of Sale:                       All Cash

PROPERTY DATA

Land Size:                           1.65 acres (approximate)
Building Size:                       32,500 square feet
Year Built:                          1991
Occupancy at Sale:                   100%

STABILIZED OPERATING DATA
                                      Dollars            Per SF
                                      -------            ------
Estimated Gross Income*:             $671,125            $20.65
Vacancy Allowance @ 5%:              $ 33,556            $ 1.03
                                      -------             -----
Effective Gross Income:              $637,569            $19.62
Estimated Expenses @ $6.00/SF        $178,750            $ 5.50
                                     --------             -----
Net Operating Income:                $458,819            $14.12

MARKET VALUE INDICATORS

Sale Price Per Square Foot:          $ 139.23
Stabilized Overall Rate:                 10.1%
EGIM:                                    7.10

COMMENTS

This property included three buildings containing 12,400 SF, 12,000 SF and 8,100 SF. The first two buildings were leased to North Fulton Hospital for seven years. The first 12,400 SF was leased for $16.00/SF net, and the other 12,000 SF was leased for $16.25/SF net. The tenants were responsible for all costs but structural maintenance and management.

* The rents were adjusted upward $4.50/SF for gross comparison.

IMPROVED SALE NUMBER 4

GENERAL SALE DATA

Location:                            2519 Galiano Street, Miami, Dade
                                     County, Florida
Date of Sale:                        December 29, 1992
Deed Book/Page:                      15762/4643
Grantor:                             American Equeties No. 2, Inc.
Grantee:                             CAC Properties, Inc.
Sale Price:                          $12,521,000
Terms of Sale:                       Third-party financing had no impact on the
                                     purchase price

PROPERTY DATA

Parcel Number:                       03-4117-005-1340 & 1330
Building Size:                       139,500 square feet
Year Built:                          1986

STABILIZED OPERATING DATA
                                     Dollars               Per SF
                                     -------               ------
Estimated Gross Income:              $2,511,000            $18.00
Vacancy Allowance:                   $  376,650            $ 2.70
                                     ----------            ------
Effective Gross Income:              $2,134,350            $15.30
Estimated Expenses @ $6.00/SF:       $  837,000            $ 6.00
                                     ----------            ------
Net Operating Income:                $1,297,350            $ 9.30

MARKET VALUE INDICATORS

Sale Price Per Square Foot:          $    89.76
Stabilized Overall Rate:                   10.4%
EGIM:                                      5.87

COMMENTS

This building has six stories of office space over seven stories of parking deck. The building was purchased by the primary tenant in the building. This building is not adjacent to a hospital. Sun Bank has bank space in the bottom floor of the building.

IMPROVED SALE NUMBER 5

GENERAL SALE DATA

Location:                            5 West Sample Road in Pompano
                                     Beach, Broward County, Florida
Date of Sale:                        July 5, 1991
Deed Book/Page:                      18536/769
Grantor:                             Robert T. Held, Sr.
Grantee:                             William J. Rand, et al
Sale Price:                          $3,150,000
Terms of Sale:                       Third-party conventional financing had no
                                     impact on price.
PROPERTY DATA

Land Size:                           15,000 square feet
Building Size:                       27,500 square feet - gross
                                     25,000 SF estimated leasable
Year Built:                          1991
Occupancy at Sale:                   Build-to-suit for Rand Eye Institute

STABILIZED OPERATING DATA
                                       Dollars            Per SF
                                       -------            ------
Estimated Gross Income:              $450,000             $18.00
Vacancy Allowance @ 5%:              $ 22,500             $ 0.90
                                      -------              -----
Effective Gross Income:              $427,500             $17.10

Estimated Expenses @ $5.00:          $125,000             $ 5.00
                                     --------              -----
Net Operating Income:                $302,500             $12.10


MARKET VALUE INDICATORS

Sale Price Per Square Foot:          $ 126.00
Stabilized Overall Rate:                  9.6%
EGIM:                                    7.37

COMMENTS

This is a three-story, Class B, reflective glass and concrete building is located in the northeast quadrant of the intersection of I-95 and Samples Road near the campus of the North Broward Medical Center.

IMPROVED SALE NUMBER 6

GENERAL SALE DATA

Location:                            9750 N.W. 33rd Street in Coral
                                     Springs, Broward County, Florida
Date of Sale:                        September 19, 1991
Deed Book/Page:                      18762/194
Grantor:                             Central Medical Plaza Associates, Inc.
Grantee:                             Gary V. Caplan, Trustee
Sale Price:                          $4,790,200
Adjusted Sale Price:                 $4,550,500
Terms of Sale:                       Seller provided a 75% mortgage. The
                                     sale price was adjusted downward 5%
                                     for cash equivalency.

PROPERTY DATA

Land Size:                           3.5 acres
Building Size:                       48,031 square feet - gross
                                     43,500 sf leasable
Year Built:                          1988
Occupancy at Sale:                   95%

STABILIZED OPERATING DATA
                                      Dollars            Per SF
                                      -------            ------
Estimated Gross Income:              $891,750            $20.50
Vacancy Allowance @ 10%:             $ 89,175            $ 2.05
                                      -------            ------
Effective Gross Income:              $802,575            $18.45

Estimated Expenses @ $6.00:          $261,000            $ 6.00
                                      -------            ------
Net Operating Income:                $541,575            $12.45


MARKET VALUE INDICATORS

Sale Price Per Square Foot:          $ 104.61
Stabilized Overall Rate:                 11.9%
EGIM:                                    5.67

COMMENTS

This is a two-story, steel frame medical office building that was constructed in 1988. It is located east if University Road and northwest of the Coral Springs Medical Center. This sale occurred in the recession of 1991 when conventional financing was difficult to obtain.

IMPROVED SALE NUMBER 7

GENERAL SALE DATA

Location:                            South side of SW 8th Street at 4950
                                     SW 8th Street in Coral Gables, Dade
                                     County, Florida
Date of Sale:                        January 6, 1992
Deed Book/Page:                      15338/2902
Grantor:                             Abbey Health Services Inc.
Grantee:                             Kendall Health Care Group, Inc.
Sale Price:                          $10,500,000
Terms of Sale:                       Third-party financing had no impact
                                     on the purchase price.

PROPERTY DATA

Land Size:                           21,250 square feet
Building Size:                       37,100 square feet - leasable
Year Built:                          1985

STABILIZED OPERATING DATA
                                     Dollars               Per SF
                                     -------               ------
Estimated Gross Income:              $593,600              $16.00

Vacancy Allowance @ 10%:             $ 59,360              $ 1.60
                                     --------              ------
Effective Gross Income:              $534,240              $14.40

Estimated Expenses @ $5.00/SF        $185,500              $ 5.00
                                     --------              ------
Net Operating Income:                $348,740              $ 9.40


MARKET VALUE INDICATORS

Sale Price Per Square Foot:          $  94.34
Stabilized Overall Rate:                  9.9%
EGIM:                                    5.90

COMMENTS

This building has two stories of office space above a covered, open-air parking lot. This location is near the Vencor Hospital. The building was reported to be 100% occupied at the time of sale.

These seven sales are summarized as follows:

                           SUMMARY OF IMPROVED SALES

SALE                                   RENTABLE                                    PRICE PER
 NO.    ADDRESS                      (SQUARE FEET)          SALE PRICE            SQUARE FOOT

 1      Independence Court               6,928             $   850,000              $122.69
        Birmingham, Alabama
 2      20th Street South               44,574             $ 3,750,000              $ 84.13
        Birmingham, Alabama
 3      1260 Upper Hembree              32,500             $ 4,525,000              $139.23
        Roswell, Georgia
 4      2519 Galiano Street            139,500             $12,521,000              $ 89.76
        Miami, Florida
 5      5 West Sample Road              25,000             $ 3,150,000              $126.00
        Pompano Beach, Florida
 6      9750 N.W. 33rd Street           43,500             $ 4,670,200              $107.60
        Coral Springs, Florida
 7      4950 SW 8th Street              37,100            $ 10,500,000              $ 94.34
        Coral Springs, Florida


The unadjusted prices of these comparables range from $89.76 per square foot to $153.33 per square foot. Each of the comparables will be discussed and adjusted for comparisons with the subject property. An Improved Sales Adjustment Grid is shown at the end of this section.

IMPROVED SALE 1 is a Class C professional office building that is located near the Brookwood Medical Center. An affiliate of HealthSouth Medical Center purchased this building to entice its physician/owner to move his practice to their facility. This transaction was reportedly at a market value price. However, a downward adjustment is still indicated because the building was not marketed as a vacant building due to this relationship. A downward adjustment to the price per square foot is indicated because of the smaller size of this comparable. The building is located at the end of a steep winding road, and has poor visibility. An upward adjustment is indicated due to this inferior location compared to the subject. Large upward adjustments to this comparable are also indicated because of the subject's superior construction quality and because the subject building is newer than this comparable. The adjusted price per square foot of this comparable is $130.36.

IMPROVED SALE 2 is the sale of a building purchased by UAB to use as a Medical Genetics Center. Upward adjustments are indicated because of the subject's superior location and quality, and because of the older age of this comparable. An upward adjustment is indicated because this sale occurred during the recession in 1991 when property values were declining and financing restricted. The adjusted price for this comparable is $123.67 per square foot.

IMPROVED SALE 3 was the sale of a three-building professional office facility that is located approximately one-quarter-mile from the North Fulton Medical Center in Roswell, Georgia. A downward adjustment is indicated because 80 percent of this facility was net leased to the hospital. A downward adjustment is also indicated due to the smaller size of this comparable. Upward adjustments are indicated for location and quality of improvements. The adjusted price per square foot of this comparable is $153.15.

IMPROVED SALE 4 was the December 1992 sale of a 139,500 square foot professional office building located in Miami, Florida. The sale was to the main tenant in the building, a healthcare plan operated by Ramsay. An upward adjustment is indicated because this tenant has such a large economic impact on the property, and because the sellers were reportedly very motivated to sell. An upward adjustment to the price per foot of this comparable is indicated because the building is larger than the subject property. A further upward adjustment is indicated because the subject building is adjacent to a hospital and this comparable facility is not near a hospital. The adjusted price per square foot of this comparable is $123.87.

IMPROVED SALE 5 is a Class B professional office building that is located in Pompano Beach near the North Broward Medical Center. This building was constructed for use by the Rand Eye Institute. An upward adjustment is indicated because this sale occurred during the recession in 1991 when property values declining and financing restricted. Upward adjustments are also indicated for location and quality of the improvements. The adjusted price per square foot of this comparable is $138.92.

IMPROVED SALE 6 was the September 1991 sale of a professional office facility that is located northwest of the Coral Springs Medical Center. The sale price was adjusted downward for cash equivalency because of seller financing. Upward adjustments are indicated due to the improving property values and the economy since this sale, and because of the subject's superior location and superior quality of improvements. The adjusted price per square foot of this comparable is $137.30.

IMPROVED SALE 7 was January 1992 sale of a medical building located near the Vencor Hospital in Coral Gables, Florida. Small upward adjustments to the price per square foot of this comparable are indicated for location and size. Upward adjustment are also indicated due to the older age of this comparable and the subject's superior quality of improvements. The adjusted price per square foot of this comparable is $122.64.

The adjusted prices per square foot range from $122.64 to $153.15, with an arithmetic adjusted price of $132.84. The adjusted price for the comparable requiring the least adjustments was $138.92 per square foot. An adjusted price of $135.00 per square foot is representative of the subject property. Based on this analysis, the market value of the subject property by the Sales Comparison Approach, as of February 2, 1994, the effective date of this report, is calculated as follows:

                  81,800 SF  x  $135.00/SF   =   $11,043,000

                           Rounded to:  $11,045,000
                                        ===========

           I M P R O V E D   S A L E   A D J U S T M E N T   G R I D
                       HealthSouth Professional Building #2
                              Birmingham, Alabama

                                          Improved      Improved     Improved    Improved     Improved     Improved    Improved
                               Subject     Sale          Sale         Sale        Sale         Sale         Sale        Sale
  Element                                   #1            #2           #3          #4           #5           #6          #7
Sale Price/SF                              $122.69        $84.13      $139.23     $ 89.76       $126.00      $110.12   $ 94.34

Property Rights               Fee Simple   Same           Same        Same        Same          Same         Same      Same
  Adjustment                                                                                                 ($5.51)
                                            -----------------------------------------------------------------------------------
Adjusted Price/SF                          $122.69        $84.13      $139.23     $ 89.76       $126.00      $110.12   $ 94.34

Financing                       Cash        Cash          Cash        Cash        Cash          Seller       Cash      Cash
  Adjustment
                                            -----------------------------------------------------------------------------------
Adjusted Price/SF                          $122.69        $84.13      $139.23     $ 89.76      $126.00      $104.61   $ 94.34

Conditions of Sale                       Relationship      None        None      Mjr.Teant      None         None       None
  Adjustment                                   -10.0%      5.0%                     15.0%        5.0%         5.0%
                                            ---------------------------------------------------------------------------------
Adjusted Price/SF                          $104.29        $88.34      $139.23      $103.22     $132.30      $109.84   $ 94.34

Market/Time                     Effective
  Adjustment                    Feb - 94         0%            0%           0%           0%          0%          0%        0%
                                            ---------------------------------------------------------------------------------
Adjusted Price/SF                          $104.29        $88.34      $139.23      $103.22     $132.30      $109.84   $ 94.34

Other Adjustments
  Location Adjustment                           25%           20%          10%           5%         5%          10%        5%
  Age/Condition Adjustment                       0%            5%           0%           5%         0%           0%       10%
  Size Adjustment                              -25%            0%          -5%          10%       -10%           0%        5%
  Quality Adjustment                            25%           15%          10%           0%        10%          15%       10%
                                                                        Leasing
  Other Adjustment                               0%            0%          -5%           0%         0%           0%        0%

    Net Other Adjustments                       25%           40%          10%          20%         5%          25%       30%

FINAL ADJUSTED PRICE PER SF                 $130.36       $123.67      $153.15      $123.87    $138.92      $137.30   $122.64
                                           ==================================================================================

                                                          Arithmetic Mean Adjusted Price/SF:                $132.84
                                                                                                       ============

                                INCOME APPROACH


The Income Approach is based on the principle of anticipation, and has as its premise that value is represented by the present worth of expected future benefits. The price that an investor will pay for an income property usually depends on the anticipated income stream. The Income Approach represents an attempt to simulate the future cash flows for the property, and to quantify the future benefits in present dollars.

The subject property is one of several professional office buildings that HealthSouth is selling for the purpose of establishing a real estate investment trust (REIT). HealthSouth Corporation, the seller, will provide a net rental guarantee, in the form of a master lease. The REIT, as the new property owner, will receive the net rental master lease rate per square foot of rentable office area, regardless of the rental rates charged or received from the actual physician/tenants.

This master lease is a credit enhancement vehicle that will enable the REIT issuer to sell the REIT shares. It will also allow HealthSouth leasing flexibility for the office space. HealthSouth can lease office space to various physicians at different rates and terms, or they can use the office space for hospital purposes.

The appraisers received a draft of the form of master lease agreement, but the actual master lease agreement for each property are not yet available. For the purpose of our Income Approach, the gross income will be the master lease rate for each property times the rentable building area. We reserve the right to modify the Income Approach valuation if the actual master lease for each property differs significantly from the draft lease presented to us.

As discussed earlier, this report assumes that the tenant finish work on the top floor of this building will be completed prior to the prospective sale to the REIT.

The master lease rate for the subject property will be $13.00 per square foot of net rentable area. The gross income for the subject property is calculated as follows:

                    81,800 SF  x  $13.00/SF  =  $1,063,400

The subject appraisal assumes 100 percent of the income is guaranteed through the master lease agreement. Since the leased fee interest is being appraised, there is no deduction for vacancy or credit loss.

Since the master lease provides for an income level to the REIT net of all operating expenses, the only out-of-pocket expenses to the REIT will be accounting, legal and internal administration or management expenses. These management expenses are estimated at 5.0 percent of effective gross income, or $53,170, based on the management experience of other properties. The net operating income for the property is $1,063,400 less $53,170, or $1,010,230.

The estimated direct capitalization rates, or overall rates (OARs), for the seven improved sale comparables presented in the Sales Comparison Approach Section of this report ranged from 8.0 percent to 11.9 percent. Two of the capitalization rates in the upper end of this range represent sales that occurred in 1991 when sales and financing availability were restricted. In Improved Sale #4, with a high estimated capitalization rate of 10.4 percent, the buyer was the major tenant in the building, and the sale was reportedly not completely an arms length sale. The estimated capitalization rates for the two Birmingham properties were 8.0 percent and 9.0 percent. None of the comparable sales were professional office buildings physically adjacent to hospitals.
This decreases the risks and reflects a higher potential value for the subject property. Based on the comparables and this discussion, a capitalization rate of 8.5 percent is considered appropriate for the property.

It is, therefore, our opinion that the market value of the subject property by the Income Approach is calculated and rounded as follows:

                 Net Operating Income/OAR  =  Estimated Value

                        $1,010,230/.085  =  $11,885,059

                           Rounded to:  $11,900,000
                                        ===========

                          CORRELATION AND CONCLUSION


We have considered three approaches to value in order to estimate the value of the HealthSouth Professional Building #2. The values derived from the three approaches are summarized as follows:

       Cost Approach  . . . . . . . . . . . . . . . . . . . $13,980,000
       Sales Comparison Approach  . . . . . . . . . . . . . $11,045,000
       Income Approach  . . . . . . . . . . . . . . . . . . $11,900,000

The Cost Approach involved a detailed analysis of the individual components of the property. These costs were estimated using reliable sources. The Cost Approach provides a good indicator of the current replacement cost for new and special purpose properties such as the subject. This approach is representative of the value in use as part of the hospital complex. The Cost Approach, however, does not necessarily reflect the value that investors and users would be willing to pay if the property were to be sold. Overall, this approach is considered only a fair indicator of value.

The Sales Comparison Approach is based on the price that investors and owner/occupants have recently paid for comparable professional office buildings. The quality and quality of data available in this approach was considered good, but several of the comparable sales differed in size from the subject and were in other geographic locations outside the Birmingham market. None of the comparable sales were professional office buildings that were physically contiguous to a hospital, which would indicate a higher value because of lower leasing risks. The appraisers only consider this approach to be a fair indicator of value for the subject property for this reason.

The Income Approach normally provides the most reliable value estimate for multi-tenant professional office buildings. The value of the property is strongly related to the expected income stream of the property. Although the buyers of professional office buildings are usually owner/occupants, these buyers are generally aware of the property's cash flow potential and its value from an investor's perspective. For this reason, the Income Approach is considered the best indicator of value for the subject.

Based on this analysis, it is our opinion that the market value of the HealthSouth Professional Building #2, as of February 2, 1994, subject to the HealthSouth master lease, and based on the assumptions and limiting conditions in this report, is the Income Approach value of:

                                  $11,900,000
                                  ===========

The values derived in the other approaches support the Income Approach value as the final value.